                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No.  )*


                                 EXCITE, INC.
    ----------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
    ----------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  00300 904 1
    ----------------------------------------------------------------------------
                                 (CUSIP Number)


   Check the following box if a fee is being paid with this statement. [_] (A fee is not required if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages)

                              Page 1 of 20 Pages
                      Exhibit Index Contained on Page 17

-----------------------                            -----------------------------
 CUSIP NO. 00300 904 1              13G                       Page 2 of 20 Pages
-----------------------                            -----------------------------
--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Kleiner Perkins Caufield & Byers VII, L.P., a California Limited
               Partnership ("KPCB VII")

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)[_]  (b)[X]

--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
        California Limited Partnership

--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER                              - 0 -
     NUMBER OF
      SHARES       -------------------------------------------------------------
   BENEFICIALLY      6    SHARED VOTING POWER
     OWNED BY                                                        2,235,990
       EACH        -------------------------------------------------------------
     REPORTING       7    SOLE DISPOSITIVE POWER                         - 0 -
      PERSON
       WITH        -------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                                                                     2,235,990
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                     2,235,990
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                             [_]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         18.5%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                             --------------------------
CUSIP NO. 00300 904 1                  13G                    Page 3 of 20 Pages
-------------------------                             --------------------------
--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          KPCB VII Associates, L.P., a California Limited Partnership ("KPCB
               VII Associates")
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)[_] (b)[X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
        California Limited Partnership
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER                          - 0 -
                        --------------------------------------------------------
                          6    SHARED VOTING POWER
                               2,293,322 shares of which 2,235,990 shares are
                               directly owned by KPCB VII and 57,332 shares are
                               directly owned by KPCB Information Sciences
     NUMBER OF                 Zaibatsu Fund II, a California Limited
      SHARES                   Partnership ("KPCB ZF II"). KPCB VII Associates
   BENEFICIALLY                is the general partner of KPCB VII and KPCB ZF
  OWNED BY EACH                II.
    REPORTING           --------------------------------------------------------
   PERSON WITH            7    SOLE DISPOSITIVE POWER                     - 0 -
                        --------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                               2,293,322 shares of which 2,235,990 shares are
                               directly owned by KPCB VII and 57,332 shares are
                               directly owned by KPCB ZF II. KPCB VII Associates
                               is the general partner of KPCB VII and KPCB ZF
                               II.
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                      2,293,322
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              [_]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          18.9%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                                                             PN
--------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                             --------------------------
CUSIP NO. 00300 904 1                  13G                    Page 4 of 20 Pages
-------------------------                             --------------------------
--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Alexander E. Barkas
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)[_] (b)[X]

--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER                          - 0 -

                        --------------------------------------------------------
                          6    SHARED VOTING POWER
                               2,293,322 shares of which 2,235,990 shares are
                               directly owned by KPCB VII and 57,332 shares are
                               directly owned by KPCB ZF II. KPCB VII Associates
      NUMBER OF                is the general partner of KPCB VII and KPCB ZF
       SHARES                  II. Mr. Barkas is a general partner of KPCB VII
    BENEFICIALLY               Associates. Mr. Barkas disclaims beneficial
   OWNED BY EACH               ownership of shares held directly by KPCB VII and
     REPORTING                 KPCB ZF II.
       PERSON           --------------------------------------------------------
        WITH              7    SOLE DISPOSITIVE POWER                     - 0 -
                        --------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                               2,293,322 shares of which 2,235,990 shares are
                               directly owned by KPCB VII and 57,332 shares are
                               directly owned by KPCB ZF II. KPCB VII Associates
                               is the general partner of KPCB VII and KPCB ZF
                               II. Mr. Barkas is a general partner of KPCB VII
                               Associates. Mr Barkas disclaims beneficial
                               ownership of shares held directly by KPCB VII and
                               KPCB ZF II.
 -------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                      2,293,322
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              [_]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                          18.9%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                             --------------------------
CUSIP NO. 00300 904 1                  13G                    Page 5 of 20 Pages
-------------------------                             --------------------------
--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Kevin R. Compton
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)[_] (b)[X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER                          - 0 -
                        --------------------------------------------------------
                          6    SHARED VOTING POWER
                               2,293,322 shares of which 2,235,990 shares are
                               directly owned by KPCB VII and 57,332 shares are
                               directly owned by KPCB ZF II. KPCB VII Associates
      NUMBER OF                is the general partner of KPCB VII and KPCB ZF
       SHARES                  II. Mr. Compton is a general partner of KPCB VII
    BENEFICIALLY               Associates. Mr. Compton disclaims beneficial
   OWNED BY EACH               ownership of shares held directly by KPCB VII and
     REPORTING                 KPCB ZF II.
       PERSON           --------------------------------------------------------
        WITH              7    SOLE DISPOSITIVE POWER                     - 0 -
                        --------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                               2,293,322 shares of which 2,235,990 shares are
                               directly owned by KPCB VII and 57,332 shares are
                               directly owned by KPCB ZF II. KPCB VII Associates
                               is the general partner of KPCB VII and KPCB ZF
                               II. Mr Compton is a general partner of KPCB VII
                               Associates. Mr. Compton disclaims beneficial
                               ownership of shares held directly by KPCB VII and
                               KPCB ZF II.
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                      2,293,322
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              [_]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                          18.9%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                             --------------------------
CUSIP NO. 00300 904 1                  13G                    Page 6 of 20 Pages
-------------------------                             --------------------------
--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Brook H. Byers
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)[_] (b)[X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY
--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER                          - 0 -
                        --------------------------------------------------------
                          6    SHARED VOTING POWER
                               2,293,322 shares of which 2,235,990 shares are
                               directly owned by KPCB VII and 57,332 shares are
                               directly owned by KPCB ZF II. KPCB VII Associates
      NUMBER OF                is the general partner of KPCB VII and KPCB ZF
       SHARES                  II. Mr. Byers is a general partner of KPCB VII
    BENEFICIALLY               Associates. Mr. Byers disclaims beneficial
   OWNED BY EACH               ownership of shares held directly by KPCB VII and
     REPORTING                 KPCB ZF II.
       PERSON           --------------------------------------------------------
        WITH              7    SOLE DISPOSITIVE POWER                     - 0 -
                        --------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                               2,293,322 shares of which 2,235,990 shares are
                               directly owned by KPCB VII and 57,332 shares are
                               directly owned by KPCB ZF II. KPCB VII Associates
                               is the general partner of KPCB VII and KPCB ZF
                               II. Mr Byers is a general partner of KPCB VII
                               Associates. Mr. Byers disclaims beneficial
                               ownership of shares held directly by KPCB VII and
                               KPCB ZF II.
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                2,293,322
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              [_]
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          18.9%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*                                              IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                             --------------------------
CUSIP NO. 00300 904 1                  13G                    Page 7 of 20 Pages
-------------------------                             --------------------------
--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          William R. Hearst, III
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)[_] (b)[X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY
--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER                          - 0 -
                        --------------------------------------------------------
                          6    SHARED VOTING POWER
                               2,293,322 shares of which 2,235,990 shares are
                               directly owned by KPCB VII and 57,332 shares are
                               directly owned by KPCB ZF II. KPCB VII Associates
      NUMBER OF                is the general partner of KPCB VII and KPCB ZF
       SHARES                  II. Mr. Hearst is a general partner of KPCB VII
    BENEFICIALLY               Associates. Mr. Hearst disclaims beneficial
   OWNED BY EACH               ownership of shares held directly by KPCB VII and
     REPORTING                 KPCB ZF II.
    PERSON WITH         --------------------------------------------------------
                          7    SOLE DISPOSITIVE POWER                     - 0 -
                        --------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                               2,293,322 shares of which 2,235,990 shares are
                               directly owned by KPCB VII and 57,332 shares are
                               directly owned by KPCB ZF II. KPCB VII Associates
                               is the general partner of KPCB VII and KPCB ZF
                               II. Mr Hearst is a general partner of KPCB VII
                               Associates. Mr. Hearst disclaims beneficial
                               ownership of shares held directly by KPCB VII and
                               KPCB ZF II.
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                2,293,322
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              [_]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     18.9%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*                                              IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                             --------------------------
CUSIP NO. 00300 904 1                  13G                    Page 8 of 20 Pages
-------------------------                             --------------------------
--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          L. John Doerr
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)[_] (b)[X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY
--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER                          - 0 -
                        --------------------------------------------------------
                          6    SHARED VOTING POWER
                               2,293,322 shares of which 2,235,990 shares are
                               directly owned by KPCB VII and 57,332 shares are
                               directly owned by KPCB ZF II. KPCB VII Associates
      NUMBER OF                is the general partner of KPCB VII and KPCB ZF
       SHARES                  II. Mr. Doerr is a general partner of KPCB VII
    BENEFICIALLY               Associates. Mr. Doerr disclaims beneficial
   OWNED BY EACH               ownership of shares held directly by KPCB VII and
     REPORTING                 KPCB ZF II.
       PERSON           --------------------------------------------------------
        WITH              7    SOLE DISPOSITIVE POWER                     - 0 -
                        --------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                               2,293,322 shares of which 2,235,990 shares are
                               directly owned by KPCB VII and 57,332 shares are
                               directly owned by KPCB ZF II. KPCB VII Associates
                               is the general partner of KPCB VII and KPCB ZF
                               II. Mr Doerr is a general partner of KPCB VII
                               Associates. Mr. Doerr disclaims beneficial
                               ownership of shares held directly by KPCB VII and
                               KPCB ZF II.
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                2,293,322
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              [_]
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     18.9%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*                                              IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                             --------------------------
CUSIP NO. 00300 904 1                  13G                    Page 9 of 20 Pages
-------------------------                             --------------------------
--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Joseph S. Lacob
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)[_] (b)[X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY
--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER                          - 0 -
                        --------------------------------------------------------
                          6    SHARED VOTING POWER
                               2,293,322 shares of which 2,235,990 shares are
                               directly owned by KPCB VII and 57,332 shares are
                               directly owned by KPCB ZF II. KPCB VII Associates
      NUMBER OF                is the general partner of KPCB VII and KPCB ZF
       SHARES                  II. Mr. Lacob is a general partner of KPCB VII
    BENEFICIALLY               Associates. Mr. Lacob disclaims beneficial
   OWNED BY EACH               ownership of shares held directly by KPCB VII and
     REPORTING                 KPCB ZF II.
    PERSON WITH         --------------------------------------------------------
                          7    SOLE DISPOSITIVE POWER                     - 0 -
                        --------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                               2,293,322 shares of which 2,235,990 shares are
                               directly owned by KPCB VII and 57,332 shares are
                               directly owned by KPCB ZF II. KPCB VII Associates
                               is the general partner of KPCB VII and KPCB ZF
                               II. Mr Lacob is a general partner of KPCB VII
                               Associates. Mr. Lacob disclaims beneficial
                               ownership of shares held directly by KPCB VII and
                               KPCB ZF II.
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                2,293,322
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              [_]
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     18.9%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*                                              IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                             --------------------------
CUSIP NO. 00300 904 1                  13G                   Page 10 of 20 Pages
-------------------------                             --------------------------
--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Bernard Lacroute

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)[_] (b)[X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY
--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER                          - 0 -
                        --------------------------------------------------------
                          6    SHARED VOTING POWER
                               2,293,322 shares of which 2,235,990 shares are
                               directly owned by KPCB VII and 57,332 shares are
                               directly owned by KPCB ZF II. KPCB VII Associates
      NUMBER OF                is the general partner of KPCB VII and KPCB ZF
       SHARES                  II. Mr. Lacroute is a general partner of KPCB
    BENEFICIALLY               VII Associates. Mr. Lacroute disclaims
   OWNED BY EACH               beneficial ownership of shares held directly by
     REPORTING                 KPCB VII and KPCB ZF II.
    PERSON WITH         --------------------------------------------------------
                          7    SOLE DISPOSITIVE POWER                     - 0 -
                        --------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                               2,293,322 shares of which 2,235,990 shares are
                               directly owned by KPCB VII and 57,332 shares are
                               directly owned by KPCB ZF II. KPCB VII Associates
                               is the general partner of KPCB VII and KPCB ZF
                               II. Mr Lacroute is a general partner of KPCB VII
                               Associates. Mr. Lacroute disclaims beneficial
                               ownership of shares held directly by KPCB VII and
                               KPCB ZF II.
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                2,293,322
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              [_]
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     18.9%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*                                              IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                             --------------------------
CUSIP NO. 00300 904 1                  13G                   Page 11 of 20 Pages
-------------------------                             --------------------------
--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          James P. Lally

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)[_] (b)[X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY
--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER                          - 0 -
                        --------------------------------------------------------
                          6    SHARED VOTING POWER
                               2,293,322 shares of which 2,235,990 shares are
                               directly owned by KPCB VII and 57,332 shares are
                               directly owned by KPCB ZF II. KPCB VII Associates
      NUMBER OF                is the general partner of KPCB VII and KPCB ZF
       SHARES                  II. Mr. Lally is a general partner of KPCB VII
    BENEFICIALLY               Associates. Mr. Lally disclaims beneficial
   OWNED BY EACH               ownership of shares held directly by
     REPORTING                 KPCB VII and KPCB ZF II.
    PERSON WITH         --------------------------------------------------------
                          7    SOLE DISPOSITIVE POWER                     - 0 -
                        --------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                               2,293,322 shares of which 2,235,990 shares are
                               directly owned by KPCB VII and 57,332 shares are
                               directly owned by KPCB ZF II. KPCB VII Associates
                               is the general partner of KPCB VII and KPCB ZF
                               II. Mr Lally is a general partner of KPCB VII
                               Associates. Mr. Lally disclaims beneficial
                               ownership of shares held directly by KPCB VII and
                               KPCB ZF II.
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                2,293,322
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              [_]
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     18.9%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*                                              IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                             --------------------------
CUSIP NO. 00300 904 1                  13G                   Page 12 of 20 Pages
-------------------------                             --------------------------
--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Douglas J. MacKenzie
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)[_] (b)[X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY
--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER                          - 0 -
                        --------------------------------------------------------
                          6    SHARED VOTING POWER
                               2,293,322 shares of which 2,235,990 shares are
                               directly owned by KPCB VII and 57,332 shares are
                               directly owned by KPCB ZF II. KPCB VII Associates
      NUMBER OF                is the general partner of KPCB VII and KPCB ZF
       SHARES                  II. Mr. MacKenzie is a general partner of KPCB
    BENEFICIALLY               VII Associates. Mr. MacKenzie disclaims
   OWNED BY EACH               beneficial ownership of shares held directly by
     REPORTING                 KPCB VII and KPCB ZF II.
    PERSON WITH         --------------------------------------------------------
                          7    SOLE DISPOSITIVE POWER                     - 0 -
                        --------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                               2,293,322 shares of which 2,235,990 shares are
                               directly owned by KPCB VII and 57,332 shares are
                               directly owned by KPCB ZF II. KPCB VII Associates
                               is the general partner of KPCB VII and KPCB ZF
                               II. Mr MacKenzie is a general partner of KPCB VII
                               Associates. Mr. MacKenzie disclaims beneficial
                               ownership of shares held directly by KPCB VII and
                               KPCB ZF II.
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                2,293,322
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              [_]
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   18.9%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*                                              IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                             --------------------------
CUSIP NO. 00300 904 1                  13G                   Page 13 of 20 Pages
-------------------------                             --------------------------
--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        E. Floyd Kvamme
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)[_] (b)[X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY
--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER                          - 0 -
                        --------------------------------------------------------
                          6    SHARED VOTING POWER
                               2,293,322 shares of which 2,235,990 shares are
                               directly owned by KPCB VII and 57,332 shares are
                               directly owned by KPCB ZF II. KPCB VII Associates
      NUMBER OF                is the general partner of KPCB VII and KPCB ZF
       SHARES                  II. Mr. Kvamme is a general partner of KPCB
    BENEFICIALLY               VII Associates. Mr. Kvamme disclaims
   OWNED BY EACH               beneficial ownership of shares held directly by
     REPORTING                 KPCB VII and KPCB ZF II.
    PERSON WITH         --------------------------------------------------------
                          7    SOLE DISPOSITIVE POWER                     - 0 -
                        --------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                               2,293,322 shares of which 2,235,990 shares are
                               directly owned by KPCB VII and 57,332 shares are
                               directly owned by KPCB ZF II. KPCB VII Associates
                               is the general partner of KPCB VII and KPCB ZF
                               II. Mr Kvamme is a general partner of KPCB VII
                               Associates. Mr. Kvamme disclaims beneficial
                               ownership of shares held directly by KPCB VII and
                               KPCB ZF II.
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                2,293,322
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              [_]
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   18.9%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*                                              IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).   NAME OF ISSUER
             --------------

             Excite, Inc.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
             -----------------------------------------------

             1091 North Shoreline Blvd.
             Mountain View, California 94043

ITEM 2(A)-(C).    NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING
                  -----------------------------------------------

          This statement is being filed by KPCB VII Associates, L.P., a California Limited Partnership ("KPCB VII Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB VII Associates are set forth on Exhibit B hereto.

          KPCB VII Associates is general partner to Kleiner Perkins Caufield & Byers VII, L.P., a California limited partnership ("KPCB VII") and KPCB Information Sciences Zaibatsu Fund II, L.P., a California limited partnership ("KPCB ZF II"). With respect to KPCB VII Associates, this statement relates only to KPCB VII Associates' indirect, beneficial ownership of shares of Common Stock of Excite, Inc. held directly by KPCB VII and KPCB ZF II (the "Shares"). Management of the business affairs of KPCB VII Associates, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB VII Associates listed on Exhibit B hereto, each of whom disclaims beneficial ownership of the Shares.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                    ---------------------------------------------

          Common Stock
          CUSIP # 003009041

ITEM 3.   Not Applicable
          --------------

ITEM 4.   OWNERSHIP
          ---------
          See rows 5-11 of cover pages. Each individual general partner of KPCB VII Associates disclaims beneficial ownership of the Shares.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          --------------------------------------------

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
          ----------------------------------------------------------------

          Under certain circumstances set forth in the limited partnership agreements of KPCB VII, KPCB ZF II and KPCB VII Associates, the general and limited partners of such entities may have the right to receive dividends from, or the proceeds from the sale of the Shares of Excite, Inc. owned by each such entity. No such partner's right relates to more than five percent of the class.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
          ----------------------------------------------------------------------
          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          --------------------------------------------------------

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          ---------------------------------------------------------

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          ------------------------------

          Not applicable.

ITEM 10.  CERTIFICATION.
          -------------

          Not applicable.

                                  SIGNATURES
                                  ----------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997

                                        KPCB VII ASSOCIATES, L.P., A
                                        CALIFORNIA LIMITED PARTNERSHIP

                                        By:_____________________________________
                                           A General Partner


                                        KLEINER PERKINS CAUFIELD & BYERS VII,
                                        L.P., A CALIFORNIA LIMITED PARTNERSHIP

                                        By KPCB VII Associates, L.P., a
                                        California Limited Partnership, its
                                        General Partner


                                        By:_____________________________________
                                           A General Partner

                                        ALEXANDER E. BARKAS
                                        BROOK H. BYERS
                                        KEVIN R. COMPTON
                                        L. JOHN DOERR
                                        WILLIAM R. HEARST III
                                        JOSEPH S. LACOB
                                        BERNARD J. LACROUTE
                                        JAMES P. LALLY
                                        DOUGLAS P. MACKENZIE
                                        E. FLOYD KVAMME

                                        By:_____________________________________
                                           Michael S. Curry
                                           Attorney-in-Fact

                                 EXHIBIT INDEX
                                 -------------

                                                                       Found on
                                                                     Sequentially
Exhibit                                                             Numbered Page
-------                                                             -------------
Exhibit A:  Agreement of Joint Filing                                     18

Exhibit B:  List of General Partners of KPCB VII Associates               19